Exhibit 10.1

FIELDSTONE INVESTMENT CORPORATION
11000 BROKEN LAND PARKWAY, SUITE 600
COLUMBIA, MARYLAND 21044
February 14, 2006	TELEPHONE (410) 772 7211 FACSIMILE (443) 367 2060

Mr. Nayan V. Kisnadwala

401 Red Clay Drive

Kennett Square, Pennsylvania 19348

Re:                     Proposed Employment Terms

Dear Nayan:

This letter sets forth the proposed terms of your employment by Fieldstone Investment Corporation (“Fieldstone”). As we have discussed, we are excited about the prospect of working together with you to continue to build Fieldstone’s residential mortgage business and investment portfolio. You will be a key member of our senior management team, and we look forward to working with you to build the long term value of Fieldstone.

1.                                      scope of responsibility:

a)                                      you will be the Chief Financial Officer for Fieldstone and will be responsible for:

i)                                         balance sheet, liquidity and cash management

ii)                                      all financial reporting, planning and budgeting for Fieldstone and its affiliates

iii)                                   SEC, Tax, REIT and regulatory accounting and reporting

iv)                                  Corporate capital markets transactions, including analysis and execution

v)                                     Operations and financial reporting controls, including compliance with the requirements of the Sarbanes-Oxley Act

vi)                                  Investor Relations, and preparation of materials and presentations to investors, underwriters and rating agencies

vii)                               Other management responsibilities, including participation in senior management committees regarding capital markets, credit and resource allocations

b)                                     your title will be Executive Vice President, Chief Financial Officer

c)                                      you will report to the President of Fieldstone

2.                                      compensation: you will receive:

a)                                      a base salary of $32,916.68 per month, payable semi-monthly

b)                                     you will be eligible to earn current-year annual incentive compensation upon achieving incentive goals agreed in writing with the President of Fieldstone and approved by the Compensation Committee of the Board of Directors of Fieldstone, payable within 90 days following the end of the year; for 2006, the targeted incentive compensation available to you will be:

i)                                         up to 100% of your base salary, based on the achievement of a combination of Net Income targets for Fieldstone and Critical Objectives for you and your staff, and

ii)                                      up to an additional 75% of your base salary if Fieldstone exceeds its targeted Net Income and achieves the maximum Net Income targets established by the Board of Directors, in its discretion

iii)                                   for 2006 only, you will receive a bonus of at least $355,500 under Fieldstone’s Executive Incentive Compensation plan, regardless of Fieldstone’s results, provided you remain an officer of Fieldstone in good standing through March 31, 2007 and you achieve a rating of at least

“meets expectations” on your personal Critical Objectives for 2006 under that plan

c)                                      you will receive the following award of restricted shares within ten days of the commencement of your employment with Fieldstone, subject to the terms of the Fieldstone Investment Corporation Equity Incentive Plan:

	shares	price	vest	vest%
i) Restricted Shares	45,000	$0	4 yrs	25%/yr

d)                                     you will receive within ten days of the commencement of your employment with Fieldstone the following grants as your 2006 awards of long term equity based compensation, subject to the terms of the Fieldstone Investment Corporation Equity Incentive Plan (future annual awards will be determined in the discretion of the Compensation Committee of the Board of Directors):

	shares	price	vest	vest%
ii) Options w/ DERs	15,000	mkt price*	4 yrs	100% @ yr 4
iii) Performance Shares	7,500	$0	2 yr +	perf. period
			2 yr	vest period

*                 the market price will be the end of day closing price on the day your employment with Fieldstone commences

e)                                      you will be eligible to participate in the future in Fieldstone’s long-term incentive plans for senior managers, on terms as may be approved by the Board of Directors of Fieldstone in its discretion

f)                                        the Fieldstone Investment Corporation Equity Incentive Plan includes terms that provide that the restricted shares, earned performance shares and options will vest upon the consummation of change of control events, as defined in the Plan

3.                                      additional reimbursement:

a)                                      Fieldstone will reimburse you for reasonable and customary business expenses incurred by you during the course of business

b)                                     you will receive $150 per month toward your cellular telephone expenses

c)                                      if you move to Maryland prior to September 30, 2006 while you remain an employee of Fieldstone, you will be reimbursed for your reasonable out of pocket relocation expenses, up to a total of $75,000, based on your actual expenditures, including amounts relative to sales commissions, recording and title insurance fees on your new house, temporary housing and moving expenses in connection with your relocation to Maryland

4.                                      benefits: subject to the terms outlined in Fieldstone’s Employee Handbook, Fieldstone currently offers the following package of benefits:

a)                                      standard health and dental plans

b)                                     life and disability insurance, subject to qualification

c)                                      defined contribution or savings plan, as possible under the tax rules, after your third month of employment, including a 401(k) plan; currently, Fieldstone matches 100% of the contributions made by employees to the 401(k) plan, up to 6% of their respective annual compensation or up to such other amount allowed under the applicable laws and regulations

d)                                     four weeks’ paid vacation each calendar year, pro rated for partial years

e)                                      if your position with Fieldstone is terminated by Fieldstone other than for cause prior to December 31, 2006, you will receive a severance payment equal to your annual base salary, payable within 30 days following the termination of your employment

f)                                        if your employment with Fieldstone is terminated other than for cause in connection with a change of control of Fieldstone following December 31, 2006, and within one year following the change of control, you will receive as extended severance compensation two years’ severance, paid at your annual base salary, paid in a single lump sum payment, subject to any delay in payment required by section 409A of the Internal Revenue Code

5.                                      additional terms:

a)                                      you will begin work for Fieldstone on or before February 16, 2006

b)                                     you will work in Fieldstone’s office in Columbia, Maryland

c)                                      you will devote your full time efforts to making Fieldstone successful, and you will avoid any action or behavior that is detrimental to Fieldstone

d)                                     you will hold all information and materials relating to the business plans, customers and financial results of Fieldstone, its customers or affiliates of any of them in strictest confidence

e)                                      your continued employment and your compensation are subject to verification of the information provided by you to Fieldstone on your employment application

f)                                        you will be subject to the terms of employment outlined in Fieldstone’s Employee Handbook, as that may be amended from time to time, including the provision that you will be an “at will” employee of Fieldstone (as are all other employees) and this letter shall in no way be deemed to constitute an employment contract

g)                                     you agree not to solicit or aid in the solicitation of Fieldstone’s employees for a period of two years following the date of any termination of your employment with Fieldstone

h)                                     the terms of this letter are revoked automatically if you do not return an executed copy of this letter to me on or before February 16, 2006

If you have any questions regarding the above please call me at (410) 772 7211 or, if you would like a further explanation of the benefits, please contact Jeanie Arnold at (410) 772 3188.

I trust the foregoing represents your understanding of the terms that we have discussed. I am excited about our opportunity and the prospect of working with you. I look forward to talking with you soon and to working together in the future.

Sincerely,		ACKNOWLEDGED AND AGREED:

/s/ Michael J. Sonnenfeld		/s/ Mr. Nayan V. Kisnadwala
Michael J. Sonnenfeld		Mr. Nayan V. Kisnadwala

President
2/14/06
cc:	Jonathan E. Michael	Date
Jeffrey R. Springer